Exhibit 2.1

AMENDMENT NO. 3
TO
AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into this 17th day of August, 2006, by and between Platinum Energy Resources, Inc., a Delaware corporation (“Parent”), Tandem Energy Holdings, Inc., a Nevada corporation (“Target”), and PER Acquisition Corp., a Delaware corporation (“Acquisition Sub”).

Background

The parties have entered into that certain Agreement and Plan of Merger, dated January 26, 2006 as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated June 30, 2006, and Amendment No. 2 to the Agreement and Plan of Merger, dated July 31, 2006 (as amended, the “Merger Agreement”), which provides for the merger of Acquisition Sub with and into Target on the term and conditions set forth in the Merger Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Merger Agreement.

The parties desire to amend the provisions of the Merger Agreement on the terms and conditions set forth herein.

Terms and Conditions

In consideration of the mutual benefits to be derived from this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.  Section 7.01(d) of the Merger Agreement is hereby amended in its entirety to read as follows:

“(d) By either of Parent or Target if the Effective Date has not occurred by November 30, 2006; or”

2. Except as set forth above, the remaining terms and conditions of the Merger Agreement shall not be amended by this Amendment and shall remain in full force and effect, and binding in accordance with their respective terms.

3. This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one and the same instrument.

Signatures

To evidence the binding effect of the foregoing terms and condition, the parties have caused their respective duly authorized representative to execute and deliver this Amendment on the date first above written.

Parent:

PLATINUM ENERGY RESOURCES, INC.

By:	/s/ Mark Nordlicht
Mark Nordlicht
Chairman

Target:

TANDEM ENERGY HOLDINGS, INC.

By:	/s/ Tim G. Culp
Tim G. Culp
President

Acquisition Sub:

PER ACQUISITION CORP.

By:	/s/ Mark Nordlicht
Mark Nordlicht
President

The following persons hereby acknowledge that (i) they are the Major Shareholders defined in the Merger Agreement, and (ii) they are executing and delivering this Amendment in their individual capacities to evidence their agreement to be bound by the terms of this Amendment.

/s/ Tim G. Culp
Tim G. Culp

/s/ Jack A. Chambers
Jack A. Chambers

/s/ Michael G. Cunningham
Michael G. Cunningham

/s/ Todd M. Yocham
Todd M. Yocham